EXHIBIT 10.4

New Director Compensation Program

The Board of Directors approved a new compensation plan as of the first Board and committee meetings following the Annual Meeting on May 19, 2011. Under the new compensation plan, the Director’s annual retainer of $40,000 remains unchanged, however, directors will no longer be required to receive a minimum of 25% of their annual retainers in Class A Common Stock.

The annual fee paid to the chairpersons of the Audit Committee, Compensation Committee and Finance Committee will be $20,000. The annual fee paid to the chairpersons of the Nominating and Corporate Governance Committee (the “Governance Committee”) will be $10,000. The annual fee paid to the Lead Director will remain at $20,000. The fees for Board and Audit Committee, Compensation Committee and Governance Committee meetings in which a director participates in person will be $1,500. Telephonic Board meeting and telephonic Audit Committee, Compensation Committee and Governance Committee meeting fees will be $1,000. Finance Committee members will receive $5,000 per month.

In addition, each non-employee director will receive an equity-based grant of $50,000 of value upon appointment or election/re-election to the Board comprised entirely of restricted stock units (“RSUs”) representing the right to one share of our Class A Common Stock. The RSUs will be priced at the closing on the date of issuance. All grants related to a director’s appointment or election/re-election to the Board will vest on the first anniversary of the grant. Grants under the directors’ compensation plan are issued pursuant to The Martha Stewart Living Omnimedia Omnimedia, Inc. Omnibus Stock and Option Compensation Plan.